Exhibit 99.6.14

7545-05/04

Newfoundland

Variable Rate

Mortgage

The parties to this mortgage are:

TEKOIL & GAS CORPORATION, a body corporate, duly registered to carry on business in the Province of Newfoundland and Labrador, Canada.

the “mortgagor”

and

CIBC Mortgagee Inc., a body corporate, having an office, among others, at 1809 Barrington Street, Halifax, Nova Scotia the “mortgagee”

and

the “spouse” of the mortgagor”

and

GERALD GOODMAN, Businessman, of New Jersey, United States of America,

the “guarantor”

In consideration of the Principal Sum received by the mortgagor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the mortgagor as beneficial owner grants, bargains sells, aliens, releases, conveys and confirms unto the mortgagee, its successors and assigns forever, all and singular those lands and premises described In Schedule “A” hereto;

Together with all buildings and improvements thereon, and the rights and appurtenances to the lands and premises belonging or appertaining, and all the estate, right, title, right and title, dower, right of dower, property, claim and demand, both at law and in equity of the mortgagor of, in, to or out of the lands, and every part thereof;

To have and to hold the said lands and the appurtenances unto the mortgagee, its successors and assigns forever.

Provided this mortgage shall be void on the payment to the mortgagee, it successors or assigns, of the principal sum in dollars of lawful money of Canada with interest at the rate hereinafter provided from the date hereof (as well after as before maturity and both before and after default and judgment) to be calculated half-yearly not in advance in each year on so much of the principal sum hereby secured as shall from time to time remain unpaid until the whole of the principal sum is paid; and payment of taxes and all other amounts to which the mortgagee is entitled under the provisions of this mortgage, and for the performance of statute labour. The principal sum and interest to be paid as follows:

Principal Sum: $ 296,250.00 of lawful money of Canada advanced to the mortgagor on this mortgage.

Interest Rate:

The rate of interest chargeable on the principal sum and on all other amounts payable under this mortgage is a variable rate per annum. The following completed section applies:

☐ Applicable to CIBC Better Than Prime Mortgage

The CIBC Better Than Prime Mortgage Rate (0.25% below CIBC Prime Rate) as of the date of the mortgage is              (%) per cent per annum calculated daily using a simple interest formula (which is the same as calculated yearly), not in advance.

This is a CIBC Better Than Prime Mortgage

Interest will be calculated at 1.01% below CIBC Prime Rate for 9 (nine) months from your Interest Adjustment Date. Thereafter, the interest rate will revert to CIBC Better Than Prime Mortgage Rate (0.25% below CIBC Prime Rate) for the remainder of your term.

7545-05/04

Newfoundland

Variable Rate

☐  Applicable to Variable Rate Open Mortgagee

The current mortgage rate is the CIBC Prime Rate plus 0.667 (%) per cent per annum.

The CIBC Prime Rate as of the date of the mortgage is 6.000 (%) per cent per annum calculated daily using a simple interest formula (which is the same as calculated yearly), not in advance.

The current mortgage rate as of such date is therefore 6.667 (%) per cent per annum calculated daily using a simple interest formula (which is the same as calculated yearly), not in advance.

This is a Variable Rate Open Mortgage.

How Interest Calculated: as stated above.

Interest Adjustment Date: September 15, 2006.

Term: 60 months commencing on the interest Adjustment Date and ending on the Maturity Date.

Payments: The Mortgagor will pay to the Mortgagee in Canadian Dollars at such place as the Mortgagee may from time to time require the principal sum with interest at the rate set out and determined above, and taxes and all other amounts as and when payable under this mortgage:

a)	Until the interest adjustment date, interest at the current mortgage rate in effect from time to time on the principal sum, or on such part thereof as has been from time to time advanced, computed from (and including) the date the principal sum or any such part is advanced until (but excluding) the interest adjustment date, shall, if the Mortgagee so requires, become due and shall be paid in monthly instalments commencing on the first day of the month next following the first such advance of the principal sum, and continuing on the first day of each and every month thereafter, and the balance, if any, of such interest shall become due and shall be paid on the interest adjustment date. If the Mortgagee does not so require, all of such interest shall become due and shall be paid on the interest adjustment date. At the option of the Mortgagee, interest so due and payable may be deducted from such advances.

b)	Following the interest adjustment date, the sum of $2,031.27 shall become due and shall be paid, on account of the principal sum and interest, on the first day of October, 2006, and on the first day of each and every month thereafter up to and including the first day of September, 2011, (each such date is referred to as an “Instalment Payment Date”); and the balance of the principal sum and all interest and other moneys (if any) owing under this mortgage shall become due and shall be paid on the date last mentioned, unless payable prior thereto by virtue of any express provision hereof. Reference is made to the terms and conditions incorporated in this mortgage by reference which set forth a method of calculating the interest component of each monthly instalment.

Payment Dates: commencing on the first day of October, 2006 and continuing on the first day of each and every following month of the term, and the balance of the principal sum and all interest thereon and all other moneys owing under this mortgage shall become due and be paid on the maturity date.

Maturity Date: September 15, 2011.

Place of Payment: to the mortgagee at such place as the mortgagee may designate from time to time.

The terms, conditions and covenants set out in Schedule “B” hereto are incorporated in and form part of this mortgage and the signatories hereto agree to be bound thereby.

The spouse of the mortgagor consents to this mortgage and hereby bars her dower in the lands and premises hereby mortgaged and does further convey all of the right title and interest of such spouse to the mortgagee to the same extent as the conveyance herein by the mortgagor subject to the proviso for payment set forth herein.

Dated on September 12, 2006.

Signed, sealed and delivered

in the presence of:

/s/ Amy M. Angolano	/s/ Gerald Goodman CFO
Mortgagor

Mortgagor

Spouse of the Mortgagor

/s/ Gerald Goodman
Guarantor